EXHIBIT 5.1

September 15, 2006	ATTORNEYS AT LAW 4401 Eastgate Mall San Diego, CA 92121-1909 Main 858 550-6000 Fax 858 550-6420 www.cooley.com	Broomfield, CO 720 566-4000 Palo Alto, CA 650 843-5000 Reston, VA 703 456-8000 San Francisco, CA 415 693-2000 Washington, DC 202 842-7800

Monogram Biosciences, Inc. 345 Oyster Point Boulevard South San Francisco, CA 94080	STEVEN M. PRZESMICKI (858) 550-6070 przes@cooley.com

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Monogram Biosciences, Inc. (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement covers the offering of up to 950,000 shares of the Company’s Common Stock, $.001 par value per share (the “Shares”), pursuant to its 2000 Employee Stock Purchase Plan (the “Plan”).

In connection with this opinion, we have examined the Registration Statement and related prospectus, the Plan, the Company’s Certificate of Incorporation, as amended, and By-laws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan, the Registration Statement and related prospectus, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP

By:	/s/ Steven M. Przesmicki
Steven M. Przesmicki